UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2010

DK SINOPHARMA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-156302	26-3062752
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Dongxing Building, 4th Floor No.1 Xinke Road, Xi’an, the People’s Republic of China 710043
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  86-29-8224-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

On November 2, 2010, the management of DK Sinopharma, Inc. (the “Company”) concluded that the Company’s financial statements for the three and six months ended  June 30, 2010, which in its Form 10-Q for the quarter ended June 30, 2010, did not properly account for the classification of certain warrants in accordance with United States generally accepted accounting principles, and, as a result, cannot be relied upon.

During the course of internal evaluation, our management and accounting staff re-evaluated the Company’s accounting treatment for certain warrants issued in May 2010, the denominated currency of the strike price of which is different from the entity’s functional currency.  The Company’s primary operations are conducted in the PRC through its operating entity, Yangling Dong Ke Maidisen Pharmaceuticals Co., Ltd., and the operating incomes and expenses are transacted in Renminbi (RMB), which is different from the strike price of the warrants, which are denominated in US dollars. Therefore, our accounting staff determined that the warrants should not be indexed to the entity’s own stock and hence adjustments in classification of the warrants are required.

We have calculated the fair value of the warrants at the date of adoption as well as at June 30, 2010. Based on our calculations and assessment of the materiality, we have concluded that our previously filed financial statements for the quarter ended June 30, 2010 require restatement.  The Company will file an amended report on Form 10-Q/A to correct the errors noted above.

Management has apprised the Company's Board of Directors and has discussed the matters in this Report with its independent registered accounting firm.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2010

DK SINOPHARMA, INC.

By:	/s/ Dongke Zhao
Dongke Zhao
Chief Executive Officer

3